UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 26, 2004

SkyBridge Wireless, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-26755	88-0391722
(Commission File Number)	(IRS Employer Identification No.)

6565 Spencer Street, Suite 205, Las Vegas, NV 89119
(Address of Principal Executive Offices) (Zip Code)

(702) 897-8704
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into Material Definitive Agreements.

Effective as of October 26, 2004, SkyBridge Wireless, Inc., a Nevada corporation (the “Registrant”) entered into a three-year employment agreement with James Wheeler, the Registrant’s Chief Executive Officer. The agreement provides for a salary of $180,000 per annum, plus a bonus of $50,000 once aggregate proceeds of $2,500,000 are raised. Mr. Wheeler is also entitled to a bonus of $25,000 and 250,000 shares if the Registrant obtains 500 customers, and $50,000 and 500,000 shares if the Registrant achieves 1,000 customers. If the Registrant ever has the capability of providing service in a new geographic market, the Registrant will be obligated to pay Mr. Wheeler a bonus of $100,000. Mr. Wheeler is entitled to an automobile allowance of $1, 500 per month, a life insurance policy of $1,000,000, directors’ and officers’ liability insurance and 4 weeks paid vacation per year. Mr. Wheeler is also entitled to living quarters in Las Vegas, Nevada. The Registrant may terminate Mr. Wheeler’s employment for gross misconduct in the performance of his duties. If Mr. Wheeler’s employment is terminated within 12 months following a change in control, Mr. Wheeler will receive his salary, bonus and additional compensation for a period equal to the greater of the remainder of the term of the employment agreement or 3 years.

Effective as of October 26, 2004, the Registrant entered into a three-year employment agreement with Jason Neiberger, the Registrant’s President. The agreement provides for a salary of $150,000 per annum, plus a bonus of $50,000 once aggregate proceeds of $2,500,000 are raised. Mr. Neiberger is also entitled to a bonus of $25,000 and 250,000 shares if the Registrant obtains 500 customers, and $50,000 and 500,000 shares if the Registrant achieves 1,000 customers. If the Registrant ever has the capability of providing service in a new geographic market, the Registrant will be obligated to pay Mr. Neiberger a bonus of $100,000. Mr. Neiberger is entitled to an automobile allowance of $1, 500 per month, a life insurance policy of $1,000,000, directors’ and officers’ liability insurance and 4 weeks paid vacation per year. The Registrant may terminate Mr. Neiberger’s employment for gross misconduct in the performance of his duties. If Mr. Neiberger’s employment is terminated within 12 months following a change in control, Mr. Neiberger will receive his salary, bonus and additional compensation for a period equal to the greater of the remainder of the term of the employment agreement or 3 years.

On October 26, 2004, the Registrant Person entered into a Buyout Agreement with Mr. Wheeler and Mr. Neiberger, pursuant to which each agreed to grant to the other, upon the resignation or termination of either of them as an executive officer of the Registrant, a right of the remaining officer to purchase all or any portion of the shares of Common Stock of the Issuer then owned by the departing officer (the “Right of First Refusal”). This Right of First Refusal commences upon the date of the departing officer’s resignation or termination and expires 30 days thereafter. In the event that the remaining officer does not exercise his Right of First Refusal in full within such 30 day period, the Registrant has the right to purchase any or all of the remaining shares of Common Stock owned by the departing officer at the same price as that offered to the remaining officer, which right shall be exercisable within a period of no more than thirty (30) days from the date of the expiration of the remaining officer’s Right of First Refusal On October 26, 2004, the Registrant entered into Indemnification Agreements with Mr. Wheeler and Mr. Neiberger. The agreements provide that if there is any event relating to the fact that such person is a director, officer, agent or fiduciary of the Registrant and he becomes a party or witness or other participant, or is threatened to become a party to or witness or other participant in any action, suit, arbitration or proceeding, or any inquiry or investigation, the Registrant will indemnify him to the fullest extent authorized by applicable law.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)     Financial Statements. Not applicable

(b)     Pro forma financial information. Not applicable

(c)     Exhibits

        Exhibit 10.1 Employment Agreement dated as of October 26, 2004, by and between the Registrant and James Wheeler.

        Exhibit 10.2 Employment Agreement dated as of October 26, 2004, by and between the Registrant and Jason Neiberger.

        Exhibit10.3 Buyback Agreement dated as of October 26, 2004, by and among the Registrant, James Wheeler and Jason Neiberger.

        Exhibit 10.4 Indemnification Agreement dated as of October 26, 2004, by and between the Registrant and James Wheeler.

        Exhibit 10.5 Indemnification Agreement dated as of October 26, 2004, by and between the Registrant and Jason Neiberger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyBridge Wireless, Inc. By: /s/ James Wheeler James Wheeler, Chief Executive Officer

Date: October 28, 2004